Exhibit 10.9.1

MAXYGEN, INC.

2006 EQUITY INCENTIVE PLAN

FORM OF AMENDED AND RESTATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Maxygen, Inc. 2006 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Agreement”).

I. NOTICE OF GRANT OF RESTRICTED STOCK UNIT

Name: [                                    ] (referred to herein as “Participant” or “you”)

You have been granted an Award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant:	[ ]

Total Number of RSUs Granted:	[ ]

Vesting Schedule: The RSUs awarded by this Agreement shall vest in accordance with the following schedule:

[25% of the RSUs awarded by this Agreement shall vest on May 1, 2009 and the remaining 75% shall vest on May 3, 2010], subject to your remaining a Consultant, Employee or Director through those dates; provided, however, that, subject to Participant entering into and not revoking a release of claims in substantially the form attached hereto as Exhibit A within forty-five (45) days of the accelerated vesting event, 100% of the unvested RSUs hereunder shall vest earlier upon the first to occur of (i) Participant’s involuntary employment termination without Cause (as defined herein), or (ii) ninety (90) days, or such shorter period of time as is determined by the management of the Company (or the applicable successor to the Company) in its sole discretion, following (A) a Change of Control (as defined herein) or (B) the Participant’s termination of Company employment following their acceptance of an employment offer with a person or Group that has acquired any asset from the Company; provided that the solicitation of such employment is authorized in writing (or by e-mail) by a duly authorized officer of the Company (other than Participant).

For the purposes of this Agreement, “Cause” means your willful and continued failure to substantially perform your duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties and that has not been cured by you within fifteen (15) days following your receipt of the written demand; (ii) your commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) your dishonesty with respect to a significant matter relating to the Company’s business; or (iv) your material breach of any agreement by and between you and the Company, which material breach has not been cured within fifteen (15) days following your receipt of written notice from the Company identifying such material breach.

For the purposes of this Agreement, “Change of Control” means the occurrence of any of the following dates:

(i) Change in Ownership of the Company. The date that any one person, or more than one person acting as a Group (as defined herein), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. Either (a) the date any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company, or (b) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. The date that any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

For the purposes of this Agreement, “Group” means a group as such term is defined in Treasury Regulation §1.409A-3(i)(5)(vi)(B).

II. AGREEMENT

1. Grant of Restricted Stock Unit. The Company hereby grants to the Participant named in the Notice of the Grant of Restricted Stock Units attached as Part I of this Agreement (“Notice of Grant”) an award of RSUs, as set forth in the Notice of Grant and subject to the terms and conditions in this Agreement and the Plan.

2. Company’s Obligation. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest, the Participant will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to paragraph 5, Plan Sections 15 and 16 and any other relevant Plan provisions, the RSUs awarded by this Agreement will vest in the Participant according to the vesting schedule specified in the Notice of Grant.

4. Dividend Equivalents; Property Distributions. From and after the effective date hereof, if the Company declares and pays a cash dividend to holders of Common Stock (a “Cash Dividend”) or if the Company distributes any securities (other than Shares) or other Company property to holders of Common Stock (a “Property Distribution”), then the Participant shall receive for each RSU held by the Participant as of the record date of such Cash Dividend or Property Distribution (i) a Dividend Equivalent equal to the per Share Cash Dividend, and (ii) a credit for any Property Distribution equal to the per Share Property Distribution. All such credits shall be made to a notional account established for the Participant. With respect to all or a portion of any Property Distribution, the Administrator may, in its discretion, in lieu of crediting such notional account with the securities or other Company property comprising the Property Distribution, credit the Participant’s notional account with a cash amount equal to the fair market value, as determined in the Administrator’s sole discretion, of all or a portion of any such Property Distribution attributable to the RSUs. Any Dividend Equivalent or Property Distribution payable hereunder shall be subject to the same vesting and forfeiture restrictions and conditions applicable to the underlying RSUs as specified in sections 2 and 6 of this Agreement and in the Notice of Grant and shall only be paid or settled to the extent that the underlying RSUs vest.

5. Forfeiture upon Termination as Employee, Director or Consultant. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Participant terminates service as an Employee, Director or Consultant for any or no reason prior to vesting (except as set forth in the Notice of Grant), the unvested RSUs awarded by this Agreement, together with any Dividend Equivalents or Property Distributions attributable to such unvested RSUs will thereupon be forfeited at no cost to the Company.

6. Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in Shares as soon as administratively feasible after the vesting date, Delivery of any cash payment or property credited to a Participant with respect to Dividend Equivalents or Property Distributions attributable to RSUs shall be made on or about the date the Shares underlying the RSUs are distributed to the Participant. To the extent determined appropriate by the Company, the minimum statutorily required federal, state and local withholding taxes with respect to such RSUs, Dividend Equivalents or Property Distributions will be paid by reducing the number of Shares, cash payments or other property, as applicable, actually paid or delivered to the Participant.

7. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Rights as Stockholder. Except as provided in paragraph 4 of this Agreement, neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.

9. No Effect on Employment. The Participant’s employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant’s employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without good cause or notice.

10. Notices. All notices and other communications under this Agreement shall be in writing or posted electronically on the E*TRADE Securities LLC website. Unless and until Participant is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement shall be delivered to Maxygen, Inc., 515 Galveston Drive, Redwood City, CA 94063, Attention: Stock Administration. Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents directed to Participant and related to this Agreement shall be mailed to Participant’s last known address as shown on the Company’s books or posted electronically on the E*TRADE Securities LLC website. Notices and communications shall be delivered by hand, mailed by first class mail, postage prepaid, sent by reputable overnight courier or posted electronically on the E*TRADE Securities LLC website. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, two business days after mailing, if by mail, the next business day after being sent by reputable overnight courier, or 30 days after the date of posting for notices posted electronically on the E*TRADE Securities LLC website.

11. Grant is Not Transferable. Except to the limited extent provided in paragraph 8, this grant and the rights and privileges conferred hereby, including rights to any Dividend Equivalents or Property Distributions attributable to the RSUs, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance or delivery to the Participant (or his or her estate) of Shares or any securities or other property comprising Property Distributions, such issuance or delivery will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	MAXYGEN, INC.

By:

Exhibit A

to Restricted Stock Unit Agreement

MAXYGEN, INC.

AGREEMENT AND RELEASE

I hereby confirm my obligations under the Confidential Information, Secrecy and Invention Agreement that I have previously entered into with the Company.

I acknowledge that I have read and understand Section 1542 of the California Civil Code that reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement and Release (the “Release”) and except for obligations of the Company set forth in the Restricted Stock Unit Agreement entered into between the Company and me, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Release (as defined below), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to [(i) indemnify me pursuant to any applicable indemnification agreement and to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company, (ii) provide the benefits to me set forth in the Change of Control Agreement, as amended to date, entered into between the Company and me][for officers only] or (iii) provide the benefits to me set forth in the Restricted Stock Unit Agreement entered into between the Company and me.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. If and only if I am covered by ADEA, I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Release; (B) I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this

Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me (the “Effective Date”). If I am not covered by ADEA, I acknowledge that this Agreement shall be effective as of the date upon which this Release has been executed by me (the “Effective Date”).

By:
EMPLOYEE

Date: